Exhibit 10.45

IKARIA, INC.

2010 EMPLOYEE STOCK PURCHASE PLAN

October 15, 2010

The purpose of this Plan is to provide eligible employees of Ikaria, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”), commencing at such time as the Board of Directors of the Company (the “Board”) shall determine.  Subject to any adjustment pursuant to Section 15 hereof, one million (1,000,000) shares of Common Stock in the aggregate have been approved for this purpose; provided, prior to the termination of the Plan, that number shall be increased automatically beginning on [January 1, 2012] and on each two-year anniversary of such date, by the number of shares of Common Stock equal to the lesser of (i) one million (1,000,000) shares of Common Stock, (ii) one percent (1%) of the number of outstanding shares of Common Stock on such date and (iii) the number of shares of Common Stock determined by the Board.  This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted and applied consistent therewith.

1.             Administration.  The Plan will be administered by the Board or by a Committee appointed by the Board (the “Committee”).  The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2.             Eligibility.  All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a)           they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b)           they are employees of the Company or a Designated Subsidiary on the Offering Commencement Date (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary.  For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

3.             Offerings.

(a)           Offerings; Purchase Periods.    The Plan shall be implemented by consecutive, offering periods (“Offerings”) commencing on the first trading day on or after April 1 and October 1 (each such date, an “Offering Commencement Date”).  Each Offering shall be for a period of approximately six months, with the Option (as defined below) granted with respect to such Offering being exercisable on the trading day that is approximately six months after the Offering Commencement Date (such date, the “Exercise Date”).  During each Offering, payroll deductions will be held for the purchase of Common Stock on the Exercise Date.

(b)           Board Discretion with Respect to Offerings.  Notwithstanding anything herein to the contrary, the duration and timing of the Offerings may be changed with respect to subsequent Offerings, by the Board or the Committee in its sole discretion without stockholder approval.  For example, but not by way of limitation, the Board or Committee may, for subsequent Offerings, change the Offering Commencement Date for Offerings, change the duration for Offerings to a period of twelve (12) months or less, or choose to have more than one Purchase Period per Offering.

4.             Participation.  An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and submitting, in the manner determined by the Company, a payroll deduction authorization form at least 10 days prior to the applicable Offering Commencement Date.  The form will authorize a regular payroll deduction from the Compensation received by the employee during the Offering.  Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect and the employee remains eligible to participate.  The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, spot bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s Federal Income Tax Withholding Statement, but including, annual bonus awards and, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5.             Deductions.  The Company will maintain payroll deduction accounts for all participating employees.  With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount or percentage up to the maximum amount determined by the Board for such Offering.  Any change in compensation during the Offering will result in an automatic corresponding change in the amount withheld.  In the absence of a determination by the Board or the Committee, the maximum payroll contribution percentage shall be 15%, and any such designated payroll contribution percentage must be a whole number.  The Board or the Committee may, at its discretion, designate a higher or lower maximum contribution rate and may designate a minimum contribution rate.

6.             Deduction Changes.  An employee may decrease or discontinue his payroll deduction once during any Offering, by filing a new payroll deduction authorization form.  However, an employee may not increase his payroll deduction during an Offering.  If an employee elects to discontinue his payroll deductions during an Offering, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the next Exercise Date.

7.             Interest.  Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

8.             Withdrawal of Funds.  An employee may at any time prior to the close of business on the last business day in an Offering and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering.  Partial withdrawals are not permitted.  The employee may not begin participation again during the remainder of the Offering during which the employee withdrew his or her balance.  The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9.             Purchase of Shares.

(a)           Number of Shares.               On the Offering Commencement Date of each Offering, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on each Exercise Date at the applicable purchase price (the “Option Price”) up to a whole number of shares of Common Stock determined by multiplying $2,083 by the number of full months in the Offering and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.

(b)           Option Price.         The Board or the Committee shall determine the Option Price for each Offering, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Offering or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price.  In the absence of a determination by the Board or the Committee, the Option Price will be 85% of the lesser of the closing price of the Common Stock on (i) the first business day of the Offering or (ii) the Exercise Date.  The closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Board or the Committee.  If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the next preceding day on which sales were made.

(c)           Exercise of Option.               Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.  .

(d)           Return of Unused Payroll Deductions.  Any balance remaining in an employee’s payroll deduction account following the exercise of the Option on the Exercise Date will be automatically refunded to the employee as soon as administratively possible.

10.           Issuance of Certificates.  Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee.  The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11.           Rights on Retirement, Death or Termination of Employment.  If a participating employee’s employment ends before the last business day of an Offering, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee.  In the event of the employee’s death before the last business day of an Offering, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate.  If, before the last business day of an Offering, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12.           Optionees Not Stockholders.  Neither the granting of an Option to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until he or she has purchased and received such shares.

13.           Options Not Transferable.  Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.           Application of Funds.  All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15.           Adjustment for Changes in Common Stock and Certain Other Events.

(a)           Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Board or the Committee.

(b)           Reorganization Events.

(1)           Definition.  A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)           Consequences of a Reorganization Event on Options.  In connection with a Reorganization Event, the Board or the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines:  (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the next Exercise Date of the Offering to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (i) the Acquisition Price times (ii) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the new Exercise Date for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16.           Amendment of the Plan.  The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

17.           Insufficient Shares.  If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.

18.           Termination of the Plan.  This Plan may be terminated at any time by the Board.  Upon termination of this Plan all amounts in the accounts of participating employees shall be refunded as soon as administratively possible.

19.           Governmental Regulations.  The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20.           Governing Law.  The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21.           Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, or from any other proper source determined by the Company.

22.           Minimum Holding Period.  It shall be a condition to the issuance of the shares to a participant under the Plan that the participant acknowledge and agree that he or she may not sell, transfer or otherwise dispose of the shares issued pursuant to the Plan for at least 12 months from the Exercise Date (such 12 month period, the “Minimum Holding Period”).  The Minimum Holding Period shall continue to be applicable even if the participant terminates employment with the Company for any reason or no reason; provided, however, that the Minimum Holding Period shall be waived in the event that the participant terminates employment as a result of death, or upon designation of the participant as having a “long term disability” as defined under the Company’s disability plan.  Notwithstanding the foregoing, to the extent that the purchase of shares of Common Stock on the Exercise Date results in compensation income to the participant, then the Minimum Holding Period shall be waived with respect to, and the participant shall be permitted to sell, such number of shares of Common Stock as have a fair market value equal to the amount of any Tax obligation (which Tax obligation shall be deemed to be equal to the amount of the Company’s Tax withholding obligation in jurisdictions where the Company is obligated to withhold Taxes on the Exercise Date).  For purposes of this Section 22 of the Plan, “Tax” shall include all federal, state, provincial and local income, employment and social insurance taxes that may be applicable.

23.           Notification upon Sale of Shares.  Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

24.           Grants to Employees in Foreign Jurisdictions.  The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States.  Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.  The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

25.           Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

26.           Withholding.  If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan.  The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

27.           Effective Date and Approval of Shareholders.  The Plan shall take effect on [          ], 2010 subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors on
October 13, 2010

Approved by the Stockholders on
October 15, 2010